Exhibit 10.6

FORM OF UNSECURED SUBORDINATED PROMISSORY NOTE

THE ISSUANCE AND SALE OF THIS PROMISSORY NOTE AND ANY SHARES ISSUABLE HEREUNDER HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS PROMISSORY NOTE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (i) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THIS PROMISSORY NOTE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM GENERALLY ACCEPTABLE TO LEGAL COUNSEL FOR THE BORROWER NAMED BELOW, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (ii) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. IN ADDITION, THIS PROMISSORY NOTE MAY NOT BE NEGOTIATED, ASSIGNED OR transferRed without the PRIOR written consent of THE BORROWER.

ALL INDEBTEDNESS, LIABILITIES, AND OTHER OBLIGATIONS EVIDENCED BY THIS PROMISSORY NOTE ARE SUBORDINATED TO THE PRIOR PAYMENT IN FULL OF “SENIOR DEBT” (AS DEFINED IN THAT CERTAIN DEBT SUBORDINATION AGREEMENT DATED AS OF THE DATE HEREOF (AS AMENDED, RESTATED, SUPPLEMENTED, OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”) BY AND AMONG THE BORROWER, THE HOLDER AND SUNTRUST BANK, AS ADMINISTRATIVE AGENT) PURSUANT TO, AND TO THE EXTENT PROVIDED IN, THE SUBORDINATION AGREEMENT, THE TERMS AND PROVISIONS OF WHICH ARE INCORPORATED HEREIN AND BY THIS REFERENCE MADE A PART HEREOF. THE SUBORDINATION AGREEMENT SHALL BE BINDING ON THE HOLDER’S SUCCESSORS AND ASSIGNS. THIS PROMISSORY NOTE MAY NOT BE MODIFIED, AMENDED, RESTATED, RENEWED, SUPPLEMENTED, EXTENDED, OR OTHERWISE ALTERED IN ANY MANNER EXCEPT IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE SUBORDINATION AGREEMENT.

Principal Amount: $ _____

Issuance Date: October 3, 2012

UNSECURED SUBORDINATED PROMISSORY NOTE

FOR VALUE RECEIVED, RLJ ENTERTAINMENT, INC., a Nevada corporation (the “Borrower”), hereby promises to pay to ______ (the “Holder”) the aggregate principal amount of _______ and __/100 Dollars ($_______) (the “Principal Amount”), payable on the first to occur of the date (the “Maturity Date”) that is (i) six years after the Issuance Date set forth above (the “Issuance Date”) and (ii) six months after the latest original stated maturity date of the SunTrust Loan (as defined below) (which is five years and six months after the Issuance Date) as set forth in that certain Credit Agreement, dated as of October 3, 2012, (as same may be amended, modified, supplemented and/or restated from time to time, including any refinancing thereof in whole or in part, (the “Credit Agreement”), by and between the Borrower, the other borrowers and the guarantors party thereto, the Lenders party thereto and SunTrust Bank as Administrative Agent (the loans, indebtedness and other obligations thereunder from time to time being hereafter collectively referred to as the “SunTrust Loan”, which term includes any refinancings, renewals or replacements of the foregoing (including, without limitation, any refinancings, renewals or replacements provided by different lenders or a different administrative agent)), and to pay interest (“Interest”) on any outstanding Principal Amount at the rate of twelve percent (12%) per annum (the “Interest Rate”) from the Issuance Date in accordance with the terms hereof; provided, however, that during the continuance of any Event of Default under Section 3.1 below, the Interest Rate applicable hereunder shall be increased to fourteen percent (14%) per annum. For avoidance of doubt, the Maturity Date shall not be extended solely by reason of any extension, replacement, renewal or refinancing of the SunTrust Loan.

This Unsecured Subordinated Promissory Note (this “Note”) is one of a series of notes (the “Notes”) issued pursuant to the terms of that certain Preferred Stock Purchase Agreement dated as of April 2, 2012 (the “Purchase Agreement”) by and among RLJ Acquisition, Inc., the initial Holder and certain other investors signatory thereto (including the initial Holder). Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the respective meanings ascribed thereto in the Purchase Agreement. The following terms shall, wherever used in this Note, have the following meanings:

“ACL” shall mean Agatha Christie Limited, a private company limited by shares organized under the laws of England and Wales with registered number 00550864.

“ACL Group” shall mean ACL and any of its current and/or future Subsidiaries.

“Acorn” shall mean Acorn Media Group, Inc., a District of Columbia corporation.

“Acorn Acquisition” shall mean the Acquisition by RLJ Acquisition, Inc. of all of the Capital Stock of Acorn pursuant to and in accordance with the Acorn Acquisition Agreement.

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“Acorn Acquisition Agreement” shall mean that certain Stock Purchase Agreement dated as of April 2, 2012, by and among RLJ Acquisition, Inc., Acorn, the shareholders of Acorn listed on Exhibit A thereto, and Peter Edwards, as the Shareholder Representative, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Acorn Australia” shall mean Acorn Media Australia Pty. Ltd., a proprietary company organized and existing under the laws of Australia.

“Acorn Production, Product and Development Expense” shall mean costs incurred by Acorn and its Restricted Subsidiaries in the production of motion picture and television programming content and in the mastering and offering of packaged media masters, including the creation of added content, artwork and other one-time value-added materials to prepare finished masters suitable for offer and sale to the public in accordance with GAAP.

“Acorn IP” shall mean Acorn (IP) Limited, a private company limited by shares organized under the laws of England and Wales with registered number 07931501.

“Acorn Production Development and Product Amortization” shall mean the amortized costs of Acorn Production, Product and Development Expense, amortized on an income recognition basis based on the estimated exploitable life of the particular product in the commercial market in accordance with GAAP.

“Acorn UK” shall mean Acorn Media UK Limited, a private company limited by shares organized under the laws of England and Wales with registered number 03889535.

“Acquisition” shall mean (whether by purchase, exchange, issuance of stock or other equity or debt securities, merger, reorganization, amalgamation or any other method) (a) any acquisition by any Loan Party or any of its Restricted Subsidiaries of any other Person, which Person would then become consolidated with the Loan Party or any of its Restricted Subsidiaries in accordance with GAAP, (b) any acquisition by any Loan Party or any of its Restricted Subsidiaries of all or any substantial part of the assets of any other Person, or (c) any acquisition by any Loan Party or any of its Restricted Subsidiaries of any assets that constitute a business line, division or operating unit of the business of any Person

“Administrative Agent” shall mean SunTrust Bank in its capacity as Administrative Agent for the Lenders under the Loan Documents and any successor in such capacity appointed pursuant to the Credit Agreement.

“Applicable Tax Percentage” shall mean the highest effective marginal combined rate of Federal, national, state, provincial, and local income taxes (taking into account the deductibility of state and local taxes for Federal income tax purposes) to which the Person holding the greatest number of shares of the Borrower’s or its subject Subsidiary’s voting Capital Stock would be subject in the relevant year of determination, taking into account only such Person’s share of income and deductions attributable to its equity ownership interest in such Borrower or Subsidiary.

“Capital Expenditures” shall mean for any period, without duplication, amounts expended or financed to acquire or construct capital assets, including but not limited to the purchase, construction, or rehabilitation of equipment or other physical assets for such period that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Restricted Subsidiaries.

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“Capitalized Prepaid Royalties” shall mean the amount of cash expenditures for prepaid royalty fees that should be capitalized rather than expensed in accordance with GAAP.

“Capitalized Production Costs” shall mean the amount of cash expenditures for production costs that should be capitalized rather than expensed in accordance with GAAP.

“Capitalized Product Development Costs” shall mean the amount of cash expenditures for product development costs that should be capitalized rather than expensed in accordance with GAAP.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are or should be accounted for as capital leases on a balance sheet of such Person in conformity with GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that, for purposes of this definition of “Capital Lease Obligations,” operating leases that are required to be reclassified as capital leases as a result of a change in GAAP shall, for the purposes of this Agreement, remain classified as operating leases and shall not be included within the definition of “Capital Lease Obligations.”

“Capital Stock” of any Person means (a) any and all shares, interests, participations or other equivalents however designated (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (b) any and all rights to purchase from such Person or warrants, options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person issued or granted by such Person.

“Cash” shall mean money, currency or a credit balance in any demand or deposit account.

“Change of Control” shall mean (a) any event, transaction, or occurrence as a result of which (i) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the SEA) other than the Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the SEA), directly or indirectly, of 30%, or more, of the Capital Stock of the Borrower having the right to vote (with equivalent economic interests) for the election of members of the board of directors of the Borrower, or (ii) as of any date a majority of the board of directors of the Borrower consists (other than vacant seats) of individuals who were not either (A) directors of the Borrower as of the Issuance Date, (B) selected or nominated to become directors by either the Permitted Holders or the board of directors of the Borrower of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the board of directors of the Borrower of which a majority consisted of individuals described in clause (A) and individuals described in clause (B), or (iii) the Borrower shall cease to directly own and control, free and clear of all Liens (other than Liens in favor of the Administrative Agent created under the Senior Loan Documents) 100% of the outstanding Capital Stock of RLJ Acquisition, Inc. and all voting rights and economic interests with respect thereto, or (iv) the Borrower shall cease to directly own and control, free and clear of all Liens (other than Liens in favor of the Administrative Agent created under the Senior Loan Documents) 100% of the outstanding Capital Stock of Image and all voting rights and economic interests with respect thereto, or (v) RLJ Acquisition, Inc. shall cease to directly own and control, free and clear of all Liens (other than Liens in favor of the Administrative Agent created under the Senior Loan Documents) 100% of the outstanding Capital Stock of Acorn and all voting rights and economic interests with respect thereto, (vi) except as permitted by Section 7.3 of the Credit Agreement, Acorn shall cease to directly or indirectly own and control, free and clear of all Liens (other than Liens in favor of the Administrative Agent created under the Senior Loan Documents), 100% (or, with respect to Acorn UK, Acorn Australia and ACL, no less than the percentage of Capital Stock owned directly or indirectly by Acorn on the Issuance Date) of the outstanding Capital Stock of each of its Subsidiaries and all voting rights and economic interests with respect thereto, or (except with respect to ACL) shall cease to have the power to appoint directly or indirectly all directors or similar Persons of such Subsidiaries, or (b) the occurrence of a “Change of Control” (or any comparable term) under, and as defined in, any document or agreement evidencing any Material Indebtedness. For the avoidance of doubt, the transfer of the Capital Stock in Acorn UK from Acorn to Acorn IP shall not be deemed to constitute a Change of Control.

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“Consolidated Cash Adjusted EBITDA” shall mean, as determined for any period on a consolidated basis for the Borrower and its consolidated Restricted Subsidiaries (other than, with respect to periods prior to the Foyle’s War 8 Inclusion Date, the Foyle’s War 8 Group), the total of the following to the extent deducted in determining Consolidated Net Income for the Borrower and its consolidated Restricted Subsidiaries (other than, with respect to periods prior to the Foyle’s War 8 Inclusion Date, the Foyle’s War 8 Group) and calculated without duplication: (a) Consolidated Net Income of such Persons; plus (b) any provision for (or less any benefit from) income taxes; plus (c) Consolidated Interest Expense; plus (d) up to $2,000,000 per annum of any non-cash expense incurred with respect to the issuance of stock options to existing or new employees of such Persons; plus (e) amortization and depreciation expense; plus (f) transaction fees and other expenses incurred in connection with the negotiation and documentation of the Credit Agreement and the transactions contemplated thereby to occur on the Issuance Date, the Acorn Acquisition, the Image Acquisition, the making of severance payments, and for such other transactions or one-time expenses as the Administrative Agent may agree in writing in its sole discretion, to the extent not capitalized, and in an aggregate amount not to exceed $1,600,000 (provided that no amount shall be added back pursuant to this clause (f) for any Fiscal Quarter ended after December 31, 2012); plus (g) Image Product Amortization for such period; plus (h) Acorn Production Development and Product Amortization actually incurred in such period; minus (i) Image Product Expenditures actually incurred in such period; minus (j) Acorn Production, Product and Development Expense actually incurred in such period; minus (k) Net Royalty Advances actually incurred in such period.

For the purposes of calculating Consolidated Cash Adjusted EBITDA for any period of four (4) consecutive Fiscal Quarters (each, a “Reference Period”) pursuant to any determination of the Leverage Ratio, if during such Reference Period, the Borrower or any Subsidiary shall have made an Acquisition or a Disposition, Consolidated Cash Adjusted EBITDA (including, without limitation, any deemed amounts therefor as set forth in the definitions therefor) for such Reference Period shall (i) be calculated after giving pro forma effect thereto as if such Acquisition or Disposition occurred on the first day of such Reference Period and (ii) reflect cost savings and synergies that are (A) approved by the Administrative Agent, (B) reasonably identifiable, (C) factually supportable pursuant to documentation satisfactory to the Administrative Agent, (D) directly related to the Acquisition or Disposition and (E) expected to be realized within twelve (12) months of the date of the consummation of the Acquisition or Disposition.

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“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of the Borrower and its consolidated Restricted Subsidiaries (other than, with respect to periods prior to the Foyle’s War 8 Inclusion Date, the Foyle’s War 8 Group) on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding (a) Cash and Permitted Investments and (b) deferred tax assets.

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of the Borrower and its consolidated Restricted Subsidiaries (other than, with respect to periods prior to the Foyle’s War 8 Inclusion Date, the Foyle’s War 8 Group) on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (a) the current portion of long term debt, including Capital Lease Obligations and (b) deferred tax liabilities.

“Consolidated Excess Cash Flow” shall mean, for the Borrower and its consolidated Restricted Subsidiaries (other than, with respect to periods prior to the Foyle’s War 8 Inclusion Date, the Foyle’s War 8 Group) for any Fiscal Year, Consolidated Cash Adjusted EBITDA for such Fiscal Year plus the Consolidated Working Capital Adjustment, minus the sum of the following, without duplication:

(a)                the aggregate amount of all regularly scheduled principal payments of Indebtedness (including the Term Loans) made during such Fiscal Year (other than in respect of any revolving credit facility to the extent that there is not an equivalent permanent reduction in commitments thereunder);

(b)               the aggregate amount of all mandatory prepayments (other than pursuant to Section 2.6(c)(iv) of the Credit Agreement) or repurchases of Indebtedness for borrowed money (including the Term Loans) and the principal component of any Capital Lease Obligations (other than out of the proceeds of any Permitted Refinancing) made during such Fiscal Year (other than in respect of any revolving credit facility to the extent that there is not an equivalent permanent reduction in commitments thereunder);

(c)                the aggregate amount of all voluntary prepayments of the Term Loans made during such Fiscal Year;

(d)               Consolidated Interest Expense paid or payable in cash with respect to such Fiscal Year;

(e)                income taxes paid in cash with respect to such Fiscal Year;

(f)                Net Cash Proceeds which are not yet required to be applied as a mandatory prepayment of the Loans under Section 2.6(c) of the Credit Agreement; and

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(g)               the aggregate amount paid in cash during such Fiscal Year on account of Capital Expenditures, Capitalized Prepaid Royalties, Capitalized Production Costs, Capitalized Product Development Costs, and Permitted Acquisitions, excluding, in each case, the principal amount of Indebtedness (other than the Obligations under and as defined in the Credit Agreement) incurred to finance the foregoing.

“Consolidated Interest Expense” shall mean, as determined for any period on a consolidated basis for the Borrower and its consolidated Restricted Subsidiaries (other than, with respect to periods prior to the Foyle’s War 8 Inclusion Date, the Foyle’s War 8 Group) in accordance with GAAP, the sum of (i) total cash interest expense, plus (ii) PIK Amounts, plus (iii) plus in-kind interest on the Notes, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period), but excluding any non-cash interest expense (other than in-kind interest on the Notes).

“Consolidated Net Income” shall mean, for any period and any Person (a “Subject Person”), such Subject Person’s consolidated net income (or loss) determined in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein):

(a)                any extraordinary, nonrecurring gains or losses;

(b)               the income (or loss) of any Non-Wholly Owned Subsidiary in an amount equal to the amount of such income multiplied by the percentage ownership in such Non-Wholly Owned Subsidiary held by Persons other than the Borrower and its consolidated Restricted Subsidiaries;

(c)                the income (or loss) of any Person (other than a Subsidiary) in which the Subject Person or a Subsidiary has an ownership interest; provided, however, that (i) Consolidated Net Income shall include amounts in respect of the income of such Person when actually received in cash by the Subject Person or such Subsidiary in the form of dividends or similar distributions in respect of the applicable period and (ii) Consolidated Net Income shall be reduced by the aggregate amount of all investments, regardless of the form thereof, made by the Subject Person or any of the Subsidiaries in such Person for the purpose of funding any deficit or loss of such Person, provided that nothing in this clause (ii) shall be construed to permit investments in such Person not otherwise permitted under Section 7.5 of the Credit Agreement;

(d)               the income (or loss) of any member of the ACL Group, provided, however, that (i) Consolidated Net Income shall include amounts in respect of the income of the ACL Group when actually received in cash by the Borrower, RLJ Acquisition, Inc., Acorn or Image in the form of dividends, distributions, or payments on intercompany Indebtedness in respect of the applicable period and applied to the Obligations (under and as defined in the Credit Agreement) in accordance with Section 2.6(c)(v) of the Credit Agreement and (ii) Consolidated Net Income shall be reduced by the aggregate amount of all investments, regardless of the form thereof, made by the Subject Person or any of its Restricted Subsidiaries in the ACL Group for the purpose of funding any deficit or loss of any ACL Group member.

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(e)                until the Foyle’s War 8 Inclusion Date, the income (or loss) of any member of the Foyle’s War 8 Group, provided, however, that (i) Consolidated Net Income shall include amounts in respect of the income of the Foyle’s War 8 Group when actually received in cash by the Borrower, RLJ Acquisition, Inc., Acorn or Image in the form of dividends or distributions in respect of the applicable period and (ii) Consolidated Net Income shall be reduced by the aggregate amount of all investments, regardless of the form thereof, made by the Subject Person or any of its Restricted Subsidiaries in the Foyle’s War 8 Group for the purpose of funding any deficit or loss of any Foyle’s War 8 Group member.

(f)                the income of any Restricted Subsidiary to the extent that the payment of such income in the form of a distribution or repayment of any Indebtedness to the Subject Person or a Restricted Subsidiary is not permitted, whether on account of any restriction in by-laws, articles of incorporation or similar governing document, any agreement or any law, statute, judgment, decree or governmental order, rule or regulation applicable to such Restricted Subsidiary, except to the extent of any distribution actually paid in cash;

(g)               non-cash gains or losses as a result of foreign currency adjustments;

(h)               the income or loss of any Person acquired by the Subject Person or a Restricted Subsidiary for any period prior to the date of such acquisition, or in the case of an acquisition of the assets of any Person, the income or loss of any Person acquired by the Subject Person or a Restricted Subsidiary for any period prior to the date of such acquisition which is attributable to the assets being acquired;

(i)                 the cumulative effect of a change in accounting principles and any gains or losses attributable to reappraisals, writeups or write downs of assets; and

(j)                 any non-cash gains or losses as a result of the early extinguishment or modification of Indebtedness.

“Consolidated Working Capital” shall mean, as at any date of determination, the excess or deficiency of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” shall mean, for any period of determination on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Disposition” shall mean with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.

“Eligible Market” means the NYSE MKT, The New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or the OTC Bulletin Board.

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“Equity Conditions” means: (i) with respect to the applicable date of determination either (x) one or more registration statements filed with the Securities and Exchange Commission by the Borrower (each, a “Registration Statement”) shall be effective and the prospectus contained therein shall be available for the issuance by the Borrower to the Holder of all of the Shares issuable with respect to the applicable Interest Date (the “Applicable Shares”) or (y) all the Applicable Shares are (or upon issuance will be) otherwise freely tradable without any restrictions, including, without limitation, the need for registration under any applicable federal or state securities laws (in each case, disregarding any limitation on issuance of securities with respect to the Notes); (ii) on each day during the period beginning a month prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), the Common Stock is listed or designated for quotation (as applicable) on an Eligible Market and shall not have been suspended from trading on an Eligible Market (other than suspensions of not more than two (2) days occurring prior to the applicable date of determination due to business announcements by the Borrower) nor shall delisting or suspension by an Eligible Market have been threatened (with a reasonable prospect of delisting occurring) or pending either (A) in writing by such Eligible Market or (B) by falling below the minimum listing maintenance requirements of the Eligible Market on which the Common Stock is then listed or designated for quotation (as applicable); (iii) on each day during the Equity Conditions Measuring Period, the Borrower shall have delivered all shares of Common Stock required to be delivered by the Borrower on a timely basis in accordance herewith; (iv) any shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 1.2(d); (v) any shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating the rules or regulations of the Eligible Market on which the Common Stock is then listed or designated for quotation (as applicable); (vi) on each day during the Equity Conditions Measuring Period, no public announcement of a pending, proposed or intended Change of Control shall have occurred which has not been abandoned, terminated or consummated; (vii) the Borrower shall have no knowledge of any fact that would reasonably be expected to cause (1) such applicable Registration Statements to not be effective or the prospectus contained therein to not be available for the issuance by the Borrower to the Holder of all of the Applicable Shares or (2) any such Applicable Shares to not be freely tradable without any restrictions, including, without limitation, the need for registration under any applicable federal or state securities laws (in each case, disregarding any limitation on issuance of securities with respect to the Notes); (viii) the Holder shall not be in possession of any material, non-public information provided to any of them by the Borrower, any of its Subsidiaries or any of their respective affiliates, employees, officers, representatives, agents or the like; (ix) on each day during the Equity Conditions Measuring Period, the Borrower otherwise shall have been in compliance with each, and shall not have breached any provision, covenant, representation or warranty of this Note (except to the extent such breach has been cured); and (x) on each day during the Equity Conditions Measuring Period, there shall not have occurred an Event of Default or an event that with the passage of time or giving of notice would constitute an Event of Default.

“Equity Conditions Failure” means that on any day during the period commencing ten (10) days prior to the applicable Interest Notice Date through the applicable Interest Date, the Equity Conditions have not been satisfied (or waived in writing by the Holder).

“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.

“Fiscal Year” shall mean any fiscal year of the Borrower.

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“Foyle’s War 8” shall Foyles War 8 Productions Limited, a private company limited by shares organized under the laws of England and Wales with registered number 7980496.

“Foyle’s War 8 Existing Debt” shall mean Indebtedness of Foyle’s War 8 owing to Coutts & Co., the principal amount of which outstanding on the Issuance Date is approximately $6,950,000.

“Foyle’s War 8 Group” shall mean Foyle’s War 8 and any of its current and/or future Subsidiaries.

“Foyle’s War 8 Inclusion Date” shall mean the date on which each of the following has occurred, as determined by the Administrative Agent in its reasonable discretion, (a) the Foyle’s War 8 Existing Debt (including any increases within the limits of funding commitments outstanding on the Issuance Date) and all obligations in connection therewith have been repaid in full, (b) all documents governing the Foyle’s War 8 Existing Debt shall have been terminated, (c) all Liens securing the Foyle’s War 8 Existing Debt shall have been released or otherwise terminated, (d) each member of the Foyle’s War 8 Group shall have become a Guarantor under the Senior Loan Documents to the extent required in accordance with Section 5.11 of the Credit Agreement and the Loan Parties shall have otherwise complied with such Section 5.11 with respect to the Foyle’s War 8 Group, and (e) after giving effect to the inclusion of Foyle’s War 8 into the financial covenants in Article VI of the Credit Agreement, the Borrowers (as defined in the Credit Agreement) shall be in pro forma compliance with such financial covenants, and such Borrowers shall have delivered to the Administrative Agent a certificate of the chief financial officer of the Borrower demonstrating such compliance.

“GAAP” shall mean generally accepted accounting principles in the United States of America, consistently applied, unless the context otherwise requires, with respect to any financial terms contained herein, as then in effect with respect to the preparation of financial statements.

“Holder’s Allocable Share” shall mean, on each Interest Date, a fraction, the numerator of which shall be the outstanding Principal Amount of this Note, and the denominator of which shall be the aggregate outstanding Principal Amounts of all of the Notes.

“Image” shall mean Image Entertainment, Inc., a Delaware corporation.

“Image Acquisition” shall mean the Acquisition by the Borrower of all of the Capital Stock of Image and the merger of Image into RLJ Acquisition Sub II, Inc. pursuant to and in accordance with the Image Merger Agreement.

“Image Merger Agreement” shall mean that certain Agreement and Plan of Merger dated as of April 2, 2012, by and among RLJ Acquisition, Inc. and Image, as the same may be amended, restated, supplemented, or otherwise modified from time to time to the extent expressly permitted by the terms hereof.

“Image Product Amortization” shall mean the amortized costs of Image Production Expenditures, amortized on an income recognition basis based on the estimated exploitable life of the particular product in the commercial market in accordance with GAAP.

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“Image Product Expenditures” shall mean costs incurred by Image and its Restricted Subsidiaries (if any) in mastering and offering packaged media masters, including the creation of added content, artwork and other one-time value-added materials to prepare finished masters suitable for offer and sale to the public in accordance with GAAP.

“Indebtedness” shall mean (without duplication), with respect to the Borrower and its consolidated Restricted Subsidiaries on a consolidated basis, (a) all obligations or liabilities, contingent or otherwise, for borrowed money, (b) any and all obligations represented by promissory notes, bonds, debentures or the like, or on which interest charges are customarily paid, (c) any obligations (contingent or otherwise) as an account party or applicant in respect of letters of credit and/or bankers’ acceptances, and (d) guarantees, endorsements (other than for collection in the ordinary course of business) and other contingent obligations in respect of indebtedness of others; provided, that Indebtedness shall not include capitalized lease obligations or purchase money debt.

“Leverage Ratio” shall mean, as of any measurement date, the ratio of (a) the outstanding principal balance of all Indebtedness as of such measurement date, to (b) Consolidated Cash Adjusted EBITDA for the twelve (12) months most recently ended as of such measurement date; provided, however, that if, within such twelve (12) month period, the Borrower or any Restricted Subsidiary consummated a business acquisition and in connection therewith incurred or assumed any Indebtedness, then the Borrower shall, for purposes of calculating the Leverage Ratio, be permitted to add to Consolidated Cash Adjusted EBITDA an amount not exceeding the Consolidated Cash Adjusted EBITDA of the acquired business for the twelve (12) calendar months immediately prior to the acquisition of such business (appropriately prorated to the extent that one or more months of operations of the acquired business are already reflected or included in the base Consolidated Cash Adjusted EBITDA of the Borrower).

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan Parties” shall mean the Borrowers and the Guarantors under and as defined in the Credit Agreement.

“Market Price” shall mean the volume-weighted average closing price of the common stock of the Borrower on the principal securities exchange on which such shares are traded or listed for the twenty (20) consecutive trading days ended on the subject calculation date.

“Net Cash Proceeds” shall mean Cash proceeds received by any Loan Party or Restricted Subsidiary after the Issuance Date from any (a) Disposition, net of (i) the reasonable cash costs of Disposition, (ii) taxes paid or reasonably estimated to be payable as a result thereof and (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations under and as defined in the Credit Agreement) secured by the assets subject to such Disposition, (b) property insurance as a result of any loss, damage or destruction of any of its assets, or any condemnation of its assets, net of amounts set forth in clause (iii) above as it relates to such event or (c) issuance of debt or debt securities or Capital Stock, net of brokers’ and advisors’ fees and other out-of-pocket costs incurred in connection with such transaction.

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“Net Royalty Advances” shall mean advances paid for the acquisition of content, less recoupments on royalties earned when product is exploited by the licensee in accordance with GAAP.

“Non-Wholly Owned Subsidiary” shall mean any Restricted Subsidiary that is not a Wholly-Owned Subsidiary.

“Permitted Acquisition” shall mean (a) the Acorn Acquisition, (b) the Image Acquisition and (c) any other Acquisition by the Borrower or any of its Restricted Subsidiaries which is permitted in accordance with the Credit Agreement.

“Permitted Holders” shall mean Robert Johnson and his affiliates.

“Permitted Investments” shall mean:

(a)                direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States or the United Kingdom (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States or the United Kingdom), in each case maturing within one year from the date of acquisition thereof.

(b)               commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six (6) months from the date of acquisition thereof;

(c)                certificates of deposit, bankers’ acceptances and time deposits maturing within six (6) months of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of the Administrative Agent or by any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)               fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)                securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;

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(f)                securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any Lender under the Credit Agreement or any commercial bank satisfying the requirements of clause (c) of this definition; and

(g)               shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Refinancing” shall mean as to any Indebtedness, the incurrence of other Indebtedness to refinance, extend, renew, defease, restructure, replace or refund (collectively, “refinance”) such existing Indebtedness.

“Person” shall mean any individual, partnership (general or limited), firm, corporation, association, joint venture, limited liability company or partnership, trust or other entity, or any governmental authority.

“PIK Amount” shall mean, as of any date specified in Section 2.3(a) of the Credit Agreement with respect to the payment of interest on the Term C Loans under the Credit Agreement, an amount equal to 3.00% per annum of the interest then payable with respect to the outstanding Term C Loans (the “PIK Margin”), which, rather than being paid in Cash when due, shall without action by any party instead be capitalized and treated as additional principal obligations under the Term C Loans subject to the terms of the Credit Agreement, and which shall accrue interest at the same rates (including default rates) as are applicable to the Term C Loans under the Credit Agreement, and which shall form part of the Obligations under the Credit Agreement and the other Loan Documents.

“Requisite Holders” shall mean the record holders of Notes (including Interest Notes) constituting a majority of the outstanding principal amount of all Notes (including Interest Notes).

“Residual Excess Cash Flow” shall mean (a) Consolidated Excess Cash Flow for any fiscal year of the Borrower (as determined by delivery of the Borrower’s audited year-end financial statements for such fiscal year), minus (b) the applicable Consolidated Excess Cash Flow mandatory prepayment (not to exceed 75% of Consolidated Excess Cash Flow) required pursuant to the terms of the SunTrust Loan based upon such Consolidated Excess Cash Flow; provided, that for the fiscal year ending December 31, 2012, Consolidated Excess Cash Flow and Residual Excess Cash Flow shall be calculated solely for the period from the Issuance Date through December 31, 2012.

“Restricted Subsidiary” shall mean a Subsidiary of the Borrower other than any ACL Group member.

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“SEA” shall mean the Securities Exchange Act of 1934, as amended.

“Senior Loan Documents” shall mean all “Loan Documents” under and as defined in the Credit Agreement.

“Subsidiary” or “Subsidiaries” shall mean the individual or collective reference to any corporation, limited liability company, partnership or other entity of which (a) 50% or more of the outstanding shares of stock or other equity interests of each class having ordinary voting power and/or rights to profits (other than stock having such power only by reason of the happening of a contingency) is at the time owned by the Borrower, directly or indirectly through one or more Subsidiaries of the Borrower, or (b) the Borrower or any direct or indirect Subsidiary of the Borrower is the general partner.

“Term Loans” shall mean, collectively, the Term Loans outstanding from time to time under the Credit Agreement.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose Capital Stock (other than director’s qualifying shares and/or other nominal amounts of shares required by applicable law to be held by Persons other than such Person) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owned at such time 100% of the Capital Stock of such partnership, limited liability company, association, joint venture or other entity such time. Unless otherwise indicated, all references to “Wholly-Owned Subsidiary” hereunder shall mean a Wholly-Owned Subsidiary of the Borrower.

Article I
GENERAL PROVISIONS

1.1 Payments of Principal. On the Maturity Date, the Borrower shall pay to the Holder an amount in cash representing the outstanding Principal Amount, together with all accrued and unpaid Interest on such Principal Amount. To the extent that less than the entire Principal Amount is paid on or before the Maturity Date, then the proportion of the Principal Amount paid hereunder shall be not less than the proportion of principal paid on the other Notes.

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1.2 Interest; Interest Date.

(a)                This Note shall bear Interest at the Interest Rate. Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 360-day year and shall be payable in arrears for each calendar year on May 15 of the next calendar year and on the Maturity Date (each, an “Interest Date”), with the first Interest Date being May 15, 2013. Accrued Interest through the close of each calendar year shall be payable on the next Interest Date. On each Interest Date, Interest shall be paid in cash (“Cash Interest”) at the rate of 5.4% per annum and the remainder of the accrued Interest (the “Non-Cash Interest”) shall be payable on each Interest Date to the Holder in shares of Common Stock (“Shares”) so long as there has been no Equity Conditions Failure; provided however, that the Borrower may, at its option following notice to the Holder, pay such Non-Cash Interest in the form of additional Notes in form and substance identical hereto (“Interest Notes”). The Borrower shall deliver a written notice (each, an “Interest Election Notice”) to each holder of the Notes not less than ten (10) or more than twenty (20) days prior to each Interest Date (the date such notice is delivered to all of the holder, the “Interest Notice Date”) which notice (i) either (A) confirms that Non-Cash Interest to be paid on such Interest Date shall be paid entirely in Shares or (B) elects to pay such Non-Cash Interest as Interest Notes in accordance herewith and specifies (x) the amount of Interest that shall be paid as Cash Interest and (y) either (I) the amount of Non-Cash Interest that shall be paid in Shares, if any, and certifies that there has been no Equity Conditions Failure or (II) the amount of Non-Cash Interest that shall be paid as Interest Notes, if any. If an Equity Conditions Failure has occurred as of the Interest Notice Date, then unless the Borrower has elected to pay such Non-Cash Interest as Interest Notes, the Interest Notice shall indicate that unless the Holder waives the Equity Conditions Failure, the Non-Cash Interest shall be paid as Interest Notes. Notwithstanding anything herein to the contrary, if no Equity Conditions Failure has occurred as of the Interest Notice Date, but an Equity Conditions Failure occurs at any time prior to the Interest Date, (A) the Borrower shall provide the Holder a subsequent notice to that effect and (B) unless the Holder waives the Equity Conditions Failure, the Non-Cash Interest shall be paid as Interest Notes. Non-Cash Interest to be paid on an Interest Date in Shares shall be paid in a number of fully paid and nonassessable shares (rounded to the nearest whole share) of Common Stock equal to the quotient of (1) the amount of Non-Cash Interest payable on such Interest Date and (2) the Market Price as of the close of the business day immediately before the Interest Notice Date with respect to the applicable Interest Date. Notwithstanding the foregoing, at the Borrower’s option, the cash portion of accrued Interest payable on any Interest Date following the determination of Consolidated Excess Cash Flow for any fiscal year of the Borrower may be increased (and the aggregate amount of Interest Notes and Shares shall be decreased dollar-for-dollar) to an aggregate amount equal to the lesser of (i) the Holder’s Allocable Share multiplied by 50% of the Residual Excess Cash Flow for such fiscal year, or (ii) the total accrued Interest hereunder for such fiscal year; and further provided, that the proportion of accrued Interest paid in cash hereunder on any Interest Date shall be not less than the proportion of accrued interest paid in cash on the other Notes.

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(b)               On each Interest Date, the Borrower shall (i) pay to the Holder, in cash by wire transfer of immediately available funds, the amount of the Cash Interest payable on such Interest Date, and (ii) as applicable, issue (or cause to be issued) and deliver, to the address of the Holder set forth in the Purchase Agreement or to such address as specified by the Holder in writing to the Borrower at least two (2) business days prior to the applicable Interest Date, either (x) an Interest Note in the name of the Holder, or (y) Shares valued at the Market Price, in each case, in an aggregate amount (as between such Interest Note and Shares) equal to the amount of Non-Cash Interest then payable hereunder.

(c)                To the extent that the Holder receives payment of any Interest in the form of Shares, the acceptance by the Holder of such Shares shall be deemed to constitute the Holder’s representation and warranty to the Borrower that the Holder is an “accredited investor” who will be acquiring such Shares for its own account for investment and not with a view to the resale or distribution thereof in violation of any applicable securities laws, and such Holder’s acknowledgment that the Shares will constitute restricted securities under federal and state securities laws which may not be transferred or sold in the absence of an effective registration or an available exemption from registration; and the Holder shall, if so requested by the Borrower, specifically confirm such representations and understandings, and provide to the Borrower the Holder’s current address and taxpayer identification number. Upon issuance hereunder, any and all Shares issued hereunder will be duly authorized, validly issued, fully paid and nonassessable. The Borrower shall at all times reserve a sufficient number of Shares to satisfy any and all issuance obligations hereunder.

(d)               Notwithstanding anything to the contrary contained in this Note, the Borrower shall not issue any shares of Common Stock pursuant hereto, to the extent (but only to the extent) that the Holder or any of its affiliates would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the Common Stock after giving effect to such issuance. To the extent the above limitation applies, the determination of whether shares of Common Stock are issuable with respect to this Note (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Borrower for conversion, exercise or exchange (as the case may be) and the applicable Interest Date hereunder. No prior inability to issue shares of Common Stock pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of the ability of the Borrower to issue shares of Common Stock hereunder. For purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the SEA. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this paragraph shall apply to a successor Holder of this Note. The holders of Common Stock shall be third party beneficiaries of this paragraph and the Borrower may not waive this paragraph without the consent of holders of a majority of its Common Stock. For any reason at any time, upon the written or oral request of the Holder, the Borrower shall within one (1) Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities or other issuance into Common Stock, including, without limitation, pursuant to this Note. By written notice to the Borrower, any Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the 61st day after such notice is delivered to the Borrower, and (ii) any such increase or decrease will apply only to the Holder sending such notice and not to any other holder of Notes.

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1.3 Prepayment. All or any portion of the Principal Amount of this Note may be prepaid at any time and from time to time, without premium or penalty.

1.4 Borrower Has Senior Indebtedness Outstanding; Borrower is Permitted to Issue Other Indebtedness; This Note is Subordinate to Senior Indebtedness. The Borrower and its Subsidiaries currently have outstanding secured and unsecured indebtedness, including, without limitation, the SunTrust Loan, that is senior in right of payment to the indebtedness evidenced by this Note (the “Senior Indebtedness”), and subject to Section 2.4, the Borrower and its Subsidiaries shall be permitted in the future to issue and create secured and unsecured indebtedness and security interests of any kind, including without limitation, indebtedness that is senior to or pari passu with the Borrower’s obligations under this Note. The Holder expressly acknowledges that the indebtedness represented by this Note is expressly subordinate to the prior payment in full of all Senior Indebtedness, and that no payment hereunder shall be required, made, accepted or retained if such payment is not permitted under the terms of the Subordination Agreement or any other subordination agreement required under Section 5.3 below.

1.5 Transfer. This Note shall not be negotiated, sold, assigned, transferred, conveyed, disposed of or subjected to any Encumbrance (in whole or in part) by the Holder without the prior written consent of the Borrower.

1.6 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited to the Principal Amount or shall be refunded to the Borrower.

1.7 Non-Business Days. Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment shall be due or action taken on the next succeeding business day.

Article II
COVENANTS

So long as any amounts remain unpaid under this Note, the Borrower shall comply with the following covenants, except to the extent waived with the consent or agreement of the Requisite Holders:

2.1 Existence. The Borrower shall, and shall cause each of its Subsidiaries to, keep in full force and effect its legal existence (provided that the Borrower may, in its discretion from time to time, dissolve or dispose of one or more Subsidiaries, and Subsidiaries may be merged or consolidated with other entities as part of Permitted Acquisitions).

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2.2 Financial Statements. Within one hundred twenty (120) calendar days after the end of each fiscal year of the Borrower, the Borrower shall provide to the Holder the consolidated financial statements of the Borrower and its Restricted Subsidiaries (including balance sheet, income statement, and statement of cash flows), prepared in accordance with GAAP and certified by the Borrower’s independence certified public accounts; provided that such financial statements may be delivered by posting such financial statements on a public database.

2.3 Senior Default Notices. The Borrower shall provide to the Holder, promptly upon obtaining actual knowledge thereof, with notice of any uncured or unwaived events of default under any Senior Indebtedness in an outstanding principal amount (individually or in the aggregate) in excess of $5,000,000.

2.4 Limitation on Indebtedness. The Borrower and its Subsidiaries shall not incur, and Senior Indebtedness shall not include, any Indebtedness which, on a pro forma basis at the time such Indebtedness is incurred, assumed or committed, would cause the Leverage Ratio to exceed 3.5 to 1.0; provided, however, that such limitation shall not be applicable to the SunTrust Loan (including any increases thereto from time to time).

2.5 Compliance. The Borrower shall at all times comply with its certificate or articles of incorporation, by-laws and other constituent documents, and all material laws applicable to its business, except in any instance in which the failure to comply would not have or reasonably be expected to have a material adverse effect on the Borrower or its business, operations, properties, assets or condition, financial or otherwise.

2.6 Affiliate Transactions. Neither the Borrower nor any Subsidiary shall engage in any transaction with an Affiliate (other than transactions between the Borrower and one or more Subsidiaries, or between Subsidiaries) involving aggregate payments in excess of $250,000, unless (a) such transaction is on terms and conditions no less favorable to the Borrower or the subject Subsidiary than would be available in an arms’-length transaction with a non-Affiliate, (b) such transaction is approved by the Requisite Holders (which approval shall not be unreasonably withheld, delayed or conditioned), or (c) such transaction is otherwise permitted pursuant to the terms of the SunTrust Loan.

2.7 Board Observers. The Borrower shall permit up to two (2) representatives designated by the Requisite Holders (and the Requisite Holders may, at their discretion, elect from time to time to have only one such representative or no such representative) to receive written notice of all meetings of the Board of Directors of the Borrower (the “Board”), and of all action proposed to be taken by the Board by written consent, at the same time as notice thereof is given to the Board, and the Borrower shall permit such representatives to attend or participate (either in person or by conference telephone) in any and all such meetings as non-voting observers; provided, however, that each such observer shall agree to hold in confidence all information provided to the observer, in advance of a meeting, and all information discussed at a meeting at which the observer is in attendance; and further provided, that the Borrower reserves the right, exercised in good faith, to withhold any information from the observers and to exclude the observers from any meeting or portion thereof if and to the extent that (a) access to such information or attendance at such meeting or portion thereof would adversely affect the attorney-client privilege between the Borrower and its counsel, (b) access to such information or attendance at such meeting or portion thereof could reasonably be expected to result in disclosure of trade secrets or a conflict of interest, (c) any holder(s) of Notes is the subject matter under discussion, (d) same is necessary to discharge the directors’ fiduciary duty, or (e) same is otherwise advised by the Borrower’s counsel in good faith and in the exercise of reasonable professional judgment. In addition, the Borrower will provide to such observers all reports otherwise provided to members of the Board, subject to confidentiality restrictions as aforesaid with respect to all material non-public information included in such reports. Except for observance of the provisions of this Section 2.7, each such representative and the Holder shall owe no duty to the Borrower, its Subsidiaries or its shareholders by reason of such observer rights.

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Article III
EVENTS OF DEFAULT

3.1 Events of Default. The occurrence of any of the following shall constitute an “Event of Default” hereunder:

(a)                any default in the payment of any principal or Interest under this Note when the same shall be due and payable, and, with respect to interest only, the continuance of any such non-payment (in whole or in part) for a period of five (5) calendar days; or

(b)               any default in the due observance or performance of any of the covenants contained in Article II above; or

(c)                any uncured or unwaived event of default (regardless of when such cure or waiver occurs) with respect to any Senior Indebtedness in a principal amount (individually or in the aggregate) in excess of $5,000,000, if the effect thereof is to permit the holder to accelerate the maturity of any such Senior Indebtedness or to cause such Senior Indebtedness to become due prior to the stated maturity thereof; provided, that a waiver of an event of default under the SunTrust Loan which gave rise to an Event of Default under this Section 3.1(c) (which waiver may be granted at any time in the discretion of the holders of the SunTrust Loan) will automatically waive such Event of Default; or

(d)               if the Borrower shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its properties, (ii) admit in writing its inability to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent or be the subject of an order for relief under Title 11 of the United States Code or any other insolvency law, or (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any insolvency law, or an answer admitting the material allegations of a petition filed against it in any proceeding under any insolvency law, or (vi) take or permit to be taken any action in furtherance of or for the purpose of effecting any of the foregoing; or

(e)                if any order, judgment or decree shall be entered, without the application, approval or consent of the Borrower, by any court of competent jurisdiction, approving a petition seeking reorganization of the Borrower, or appointing a receiver, trustee, custodian or liquidator of the Borrower, or of all or any substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) days.

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3.2 Remedies. Upon the occurrence of any Event of Default and at all times thereafter during the continuance thereof, or in the event of any Change of Control: (a) subject to the terms of the Subordination Agreement, at the option of the Requisite Holders exercised by written notice to the Borrower (except in the case of Sections 3.1(d) and 3.1(e) above, the occurrence of which shall automatically effect acceleration, regardless of any action or forbearance in respect of any prior or ongoing Event of Default which may be inconsistent with such automatic acceleration), all obligations under this Note and/or any other Notes shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, (b) this Note shall bear interest at the default rate provided above, and (c) subject to the terms of the Subordination Agreement and any limitations imposed by any subordination agreement required under Section 5.3 below, the Holder may file suit against the Borrower on this Note.

Article IV
UNSECURED NOTE

4.1 Unsecured Note. This Note is an unsecured obligation of the Borrower.

Article V
MISCELLANEOUS

5.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by recognized overnight courier service, by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the addresses set forth in the Purchase Agreement (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.1):

5.2 Severability. If any term or other provision of this Note is determined to be invalid or unenforceable, all other provisions of this Note shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to the Borrower or the Holder. Upon such determination that any term or other provision is invalid or unenforceable, the Borrower and the Holder shall negotiate in good faith to modify this Note so as to effect the original intent of the Borrower and the Holder as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be carried out as originally contemplated to the fullest extent possible.

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5.3 Entire Agreement. This Note and the Purchase Agreement constitute the entire agreement of the Borrower and the Holder with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Borrower and the Holder, or any of them, with respect to the subject matter hereof; provided, however, that this Section 5.3 shall not abrogate or impair any of the provisions of the Subordination Agreement

5.4 Assignment. This Note may not be assigned by operation of law or otherwise by the Holder, except to an affiliate of the Holder, without the express written consent of the Borrower and the Requisite Holders. This Note may not be assigned by operation of law or otherwise by the Borrower without the express written consent of the Holder, except that the Borrower may assign all or any of its rights and obligations to an Affiliate of the Borrower; provided, that no such assignment shall relieve the Borrower of its obligations hereunder if such assignee does not perform such obligations.

5.5 Amendment. This Note may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Holder and the Borrower, or (b) by a waiver in accordance with Section 5.6; provided, however, that no such amendment or modification shall be effective unless it is permitted under or effected in accordance with the terms and conditions of the Subordination Agreement; provided further, however, that no such amendment or modification shall be effective unless it is approved in writing by the Requisite Holders.

5.6 Waiver. The Holder, on the one hand, and the Borrower, on the other, may (a) extend the time for the performance of any of the obligations or other acts of the other party, or (b) amend or waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein; and, in addition, with respect to any waiver or amendment which does not uniquely affect the Holder or affect the Holder in a manner disproportionate to the other holders of Notes, the Holder shall be bound by any amendment or waiver consented to by the Requisite Holders. Except for any such amendment or waiver approved by the Requisite Holder pursuant to a separate written agreement, any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Note. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

5.7 Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

5.8 Waiver of Jury Trial. Each of the Borrower and the Holder hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Note or the transactions contemplated by this Note. Each of the Borrower and the Holder hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Note and the transactions contemplated by this Note, as applicable, by, among other things, the mutual waivers and certifications in this Section 5.8.

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IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its name by an authorized officer as of the Issuance Date.

RLJ ENTERTAINMENT, INC.

By:
Name:
Title:

Signature Page of Unsecured Subordinated Promissory Note

________ - $________ - October 3, 2012

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